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EXHIBIT 10.2

                      EMPLOYMENT AND NON-COMPETE AGREEMENT

       THIS AGREEMENT entered into as of the 15th day of April, 1999, by and between SONUS COMMUNICATIONS, INC., a Virginia corporation ("Employer") and NANA MARANELI ("Employee").

       WHEREAS, Employer desires the Employee's employment with Employer and the Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement; and

       NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

       Agreement means this Employment Agreement, as amended from time to time.

       Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       Compensation means Salary and Employee Benefits and other compensation paid or to be paid hereunder.

       Board of Directors means the board of directors of Employer.

       Confidential Information means (i) any and all trade secrets and other confidential or proprietary information (whether or not amounting to a trade secret or confidential information) concerning the business and affairs of Employer and its Affiliates and including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented), that is a trade secret within the meaning of any applicable state trade secret law; (ii) information concerning the business and affairs of Employer and its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based on, in whole or in part, any information included in the foregoing.

       Disability has the meaning set forth in SECTION 6.2.

       Employee Benefits has the meaning set forth in SECTION 3.1(b).

       Employment Period means the term of Employee's employment under this Agreement.

       "For Cause" means (i) Employee's incompetence, negligence, insubordination, misconduct in office, or breach of any representation, warranty, covenant or other obligation or term of this Agreement including, without limitation, the non-competition, confidentiality and non-solicitation provisions contained herein; provided, however, that, prior to termination under this clause (i), Employer shall specify in reasonable detail the incompetence, gross negligence, misconduct or breach in a written notice to Employee and, in the event of a breach by Employee of a representation, warranty, covenant or other obligation or term of this Agreement, shall, before terminating Employee, provide Employee with 5 days to cure such breach to Employer's satisfaction;
(ii) Employee's conviction of a crime involving a felony, fraud, embezzlement or the like; habitual insobriety; use of a controlled substance; or misappropriation of funds of Employer or the taking by Employee of any improper personal benefit; (iii) Employee's continued failure (on two or


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more occasions) to follow any reasonable policy of Employer to which similarly situated Employees are subject, after notice of such policy; (iv) upon Employer's reasonable determination that Employee's continuation in his position may be expected to result in serious harm or damage, or the material risk thereof, to the assets, business or worth of Employer; or (v) the appropriation (or attempted appropriation) of a material business opportunity of Employer.

       For Good Reason has the meaning set forth in SECTION 6.3.

       Person means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

       Post-Employment Period means (i) the period beginning on the date on which the Employment Period ends and ending on the first anniversary of such date; provided, however, that if the Employment Period ends For Good Reason, then there shall be no Post-Employment Period.

       Proprietary Items has the meaning set forth in SECTION 7.1(d).

       Salary has the meaning set forth in SECTION 3.1(a).

       Term has the meaning set forth in SECTION 2.2 below.

                                   ARTICLE 2.
                           EMPLOYMENT TERMS AND DUTIES

       2.1 Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

       2.2 Term. Subject to the provisions of ARTICLE 6, the term of Employee's employment under this Agreement will be three years, beginning on the date hereof and ending on April 15, 2002, subject to one-year renewal terms upon mutual agreement of the parties (the "Term").

       2.3 Duties. Employee will have such duties as are assigned or delegated to Employee by the Board of Directors which Employee acknowledges shall include, without limitation, ____________________________________ and other activities incident to Employee's position as Executive Vice President of Employer. Employee will serve as the Executive Vice President and Chairman of the Employer and of Sonus Communication Holdings, Inc., a Delaware corporation ("Holdings"), during the term. Employee will devote his entire business time, attention, skill, and energy exclusively to the business of Employer, will use his best efforts to promote the success of Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of Employer. Nothing in this SECTION 2.3, however, will prevent Employee from engaging in additional activities in connection with personal investments, business and community affairs that are not inconsistent with Employee's duties under this Agreement.

       2.4 Service on Board of Directors. Employee shall, subject to earlier removal by the shareholders, serve on the Board of Directors of Employer and Sonus Communication Holdings, Inc. until the third anniversary of this Agreement, without additional compensation except for reimbursement of reasonable expenses associated with such service. Removal from the Board of Directors by shareholders prior to the third anniversary of this agreement shall not give rise to any claim or other liability of or against Employer under this Agreement.


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                                   ARTICLE 3.
                                  COMPENSATION

       3.1    Basic Compensation.

       (a) Base Salary. Beginning on April 15, 2000, Employee will be paid an annual salary commensurate with that paid to similarly situated members of senior management of Employer, as mutually agreed upon by Employer and Employee prior to April 15, 2000; provided, however, that such salary shall be not less than $84,000 per annum, and shall be paid in accordance with Employer's usual compensation schedule and practices, but not less frequently than monthly, during the Term. Prior to April 15, 2000, Employee shall not receive a salary or other compensation hereunder, except as expressly provided herein. The Salary will be reviewed by the Board of Directors from time to time, and may be adjusted upward or downward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $84,000 per year.

       (b) Employee Benefits. During the Employment Period, Employee will be permitted to participate in such pension, health, profit sharing, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to similarly situated senior management employees of Employer, if any (collectively, the "Employee Benefits"); provided, however, that until April 15, 2000, Employer shall not be required to pay any portion thereof or make any contributions thereto with respect to Employees participation in such plans and programs.

                                   ARTICLE 4.
                             FACILITIES AND EXPENSES

       For the Employment Period, Employee shall be provided office and conference room space, furniture, fixtures, miscellaneous office equipment (including phones, faxes, computers, and copy machines). Employee shall be entitled to reimbursement of reasonable expenses actually incurred by the Employee in connection with Employee's pursuit of his duties under this Agreement, provided, however, that Employee shall provide the Employer with all documentation thereof reasonably requested by it.

                                   ARTICLE 5.
                             VACATIONS AND HOLIDAYS

       Employee will be entitled to three (3) weeks' paid vacation during each year of the Term of this Agreement, in accordance with the vacation policies of Employer in effect for its senior executive officers from time to time. Employee will also be entitled to the paid holidays and other paid leave set forth in Employee's policies. Vacation requests shall be cleared by the Board of Directors. Vacation days and holidays during any Fiscal Year that are not used by Employee during such Fiscal Year may not be used in any subsequent Fiscal Year.

                                   ARTICLE 6.
                                   TERMINATION

       6.1    Events of Termination. Except as otherwise provided in this
ARTICLE 6, the Employment Period, Employee's Compensation, and any and all other rights of Employee under this Agreement or otherwise as an employee of Employer will terminate:

       (a)    immediately upon the death of Employee;

       (b) upon the Disability of Employee immediately upon notice from either party to the other;

       (c) immediately upon a termination of the Employment Period by Employer For Cause, or

       (d) upon a termination of the Employment Period by Employee, upon not less than thirty days' prior notice from Employee to Employer.


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       6.2    Definition of Disability. For purposes of SECTION 6.1, Employee will be deemed to have a "Disability" if, for physical or mental reasons, Employee is unable to perform Employee's duties under this Agreement for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this SECTION 6.2. The Disability of Employee will be determined by a medical doctor selected by written agreement of Employer and Employee upon the request of either party by notice to the other. If Employer and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a Disability. The determination of the medical doctor selected under this
SECTION 6.2 will be binding on both parties. Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this SECTION 6.2, and Employee hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead, under this
SECTION 6.2, for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure, required under this SECTION 6.2.

       6.3 Definition of For Good Reason. For purposes of this Agreement, the phrase "For Good Reason" means Employer's material and continuing breach of this Agreement.

       6.4 Benefits. Except as otherwise provided in this Agreement, Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of the Employment Period, and Employee will be entitled to accrued benefits pursuant to such plans only as provided in such plans. Employee will receive, as his termination pay, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

                                   ARTICLE 7.
                             AGREEMENTS OF EMPLOYEE

       In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

       7.1    Confidentiality.

       (a) Subject to SECTION 7.1(b), Employee agrees and acknowledges that through the nature of his work, he will have access to and will acquire information and knowledge concerning the business and operations of Employer and its Affiliates including, without limitation, the Confidential Information. Employee acknowledges that all such Confidential Information is the property of Employer and its Affiliates solely and constitutes valuable, proprietary and confidential information of Employer and its Affiliates; that the disclosure thereof would cause substantial loss to the goodwill of Employer and its Affiliates; that disclosure thereof to Employee is being made only because of the position of trust and confidence which he will occupy and because of his agreement to the restrictions herein contained. Employee shall not, at any time, divulge, disseminate, disclose or communicate to any Person any Confidential Information, which information Employee shall hold during such period in trust in a fiduciary capacity for the sole benefit of Employer, its Affiliates, and their successors and assigns.

       (b) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates (i) was or became generally available to the public other than as a result of a disclosure by Employee; (ii) is information that has been explicitly approved for public release by Employer or an Affiliate thereof; (iii) is disclosed pursuant to a valid and enforceable subpoena of a court or governmental agency of competent jurisdiction, provided that Employee shall first have given Employer reasonable opportunity to seek a confidentiality order or other confidential treatment of such Confidential Information; (iv) is disclosed to third parties by Employer without restrictions as to confidentiality; or (v) is received from a third party whose disclosure would not violate any confidentiality obligation, direct or indirect, express or implied.

       (c) Employee will not remove from Employer's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the


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exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Employee will return to Employer all of the Proprietary Items in Employee's possession or subject to Employee's control, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

       7.2 Disputes or Controversies. Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. Employee and Employer will use their best efforts to cause all pleadings, documents, testimony, and records relating to any such adjudication to be maintained in secrecy and to make the same available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

                                   ARTICLE 8.
                              RESTRICTIVE COVENANTS

       8.1 Acknowledgments by Employee. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) Employer's business is national in scope and its products are marketed throughout the United States;
(c) Employer competes with other businesses that are or could be located in any part of the United States; (d) Employer has required that Employee make the covenants set forth in this ARTICLE 8 as a condition to Employer's employment of employee; and (e) the geographic boundaries, scope of prohibited activities, and time duration of the provisions of this ARTICLE 8 are reasonable, are no broader than are necessary to protect the business interests of Employer and its Affiliates and are not oppressive and do not and will not impose any unreasonable burden on Employee.

       8.2 Covenants of Employee. In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, Employee covenants that he will not, directly or indirectly:

       (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee's name or any similar name to, lend Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Employer:

              (i)    anywhere within the United States;

              (ii)   anywhere in Virginia, Washington, D.C. or Maryland;

              (iii) anywhere within 50 miles of any location where Employer does business including, without limitation, Georgia, China or Pakistan;

              (iv) anywhere within 100 miles of any physical location owned, leased or operated by Employer;

              (v) anywhere within 50 miles of any physical location owned, leased or operated by Employer;

       provided, however, that (A) Employee may purchase or otherwise acquire up to (but not more than) 4.99 percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (B) this provision shall not require Employee to sell, transfer, assign or otherwise divest any interest owned by him prior to the date of this Agreement;

       (b) whether for Employee's own account or for the account of any other Person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by Employer, from any Person known by Employee to be a customer of Employer, whether or not Employee had personal contact with such person during and by reason of Employee's employment with Employer;


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       (c)    whether for Employee's own account or the account of any other
Person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of Employer or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (ii) at any time during the Employment Period and during the Post-Employment Period, interfere with Employer's relationship with any Person, including any Person who at any time during the Employment Period was an employee, contractor, supplier, or customer of Employer; or

       (d) at any time during the Employment Period and during the Post-Employment Period, disparage Employer or any of its shareholders, directors, officers, employees, or agents.

       8.3 Return of Materials. When Employee ceases to be an employee of Employer, Employee promptly shall deliver to Employer all documents, memoranda, records, notes, and other materials in his possession, whether prepared by him or others, and all copies thereof, that contain any Confidential Information, and Employee shall have no further rights therein.

                                   ARTICLE 9.
                                  MISCELLANEOUS

       9.1 Injunctive Relief and Additional Remedy. Employee acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of ARTICLE 7 or ARTICLE 8) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer's rights under this ARTICLE 9 or any other remedies of Employer, if Employee breaches any of the provisions of ARTICLE 7 or ARTICLE 8, Employer will have the right to cease making any payments otherwise due to Employee under this Agreement.

       9.2 Covenants of Article 7 and Article 8 are Essential and Independent Covenants. The covenants by Employee in ARTICLE 7 and ARTICLE 8 are essential elements of this Agreement, Employer would not have entered into this Agreement or employed or continued the employment of Employee. The Company and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer. Employee's covenants in ARTICLE 7 and ARTICLE 8 are independent covenants and the existence of any claim by Employee against Employer under this Agreement or otherwise, or against the Buyer, will not excuse Employee's breach of any covenant in ARTICLE 7 or ARTICLE 8. Except as otherwise stated herein, if Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Employee in ARTICLE 7 and ARTICLE 8.

       9.3 Representations and Warranties by Employee. Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreement does not, and the performance by Employee of Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

       9.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any


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obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

       9.5 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, provided, however, that this Agreement may be assigned by Employer only with the prior written consent of Employee, which consent shall not be unreasonably withheld. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

       9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by telecopier or by national overnight delivery service, and addressed to the intended recipient as set forth below:


       IF TO EMPLOYEE:

       Nana Maraneli

       -------------------

       -------------------

       -------------------



       IF TO EMPLOYER                        WITH A COPY TO:

       Sonus Communications, Inc.
       c/o Chief Executive Officer           Cecil E. Martin, III, Esquire
       1600 Wilson Blvd.                     McGuire, Woods, Battle & Boothe LLP
       Suite 1008                            Seven Saint Paul Street
       Arlington, Virginia 22201             Baltimore, Maryland 21202-1626


Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by telecopier, the day actually received as evidenced by a written receipt of transmission and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       9.8 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

       9.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

       9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this


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Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

       9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

       9.12 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. To the extent not resolved by binding arbitration pursuant to Section 9.13 below, each of the parties submits to the jurisdiction of any state or federal court sitting in Fairfax, Virginia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

       9.13 Binding Arbitration. Any controversy, dispute or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, and regardless of the amount of any claim or counterclaim, shall be settled, at the request of any party to this Agreement, by final and binding arbitration conducted at a location in Fairfax, Virginia (the "Arbitration") determined by an arbitrator (the "Arbitrator") selected and designated by the American Arbitration Association ("AAA"), administered by and in accordance with the then existing Expedited Procedures (the "Expedited Procedures") under the Commercial Arbitration Rules of the AAA, and judgment upon any award rendered by the Arbitrator may be entered by any state or federal court having jurisdiction thereof. By executing this Agreement, the parties hereto expressly agree that the Expedited Procedures under the Commercial Arbitration Rules of the AAA shall govern any arbitration proceeding, and the parties expressly waive any and all challenges to the administration of Arbitration pursuant to the Expedited Procedures.

            [The remainder of this page is intentionally left blank]

                                   **********



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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.

                                         EMPLOYER:

                                         SONUS COMMUNICATIONS, INC.

                                         By:
                                            ------------------------------------
                                         Name: W. Todd Coffin
                                         Title: President

                                         EMPLOYEE:



                                         --------------------------------------
                                         Nana Maraneli



                                 Schedule A - 1